UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 6, 2016

PFIZER INC.

(Exact name of registrant as specified in its charter)

DELAWARE

(State or Other Jurisdiction of Incorporation)

1-3619	13-5315170
(Commission File Number)	(I.R.S. Employer Identification No.)

235 East 42nd Street

New York, New York 10017

(Address of Principal Executive Offices and Zip Code)

(212) 733-2323

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement.

As previously disclosed, on November 22, 2015, Pfizer Inc., a Delaware corporation (“Pfizer”), entered into an Agreement and Plan of Merger (as amended, the “Merger Agreement”) with Allergan plc, an Irish public limited company (“Allergan”), and certain other parties named therein, including Watson Merger Sub Inc., a Delaware corporation and direct wholly owned subsidiary of Allergan (collectively, the “Parties”). On April 6, 2016, the Parties entered into a Termination Agreement (the “Termination Agreement”), dated as of April 6, 2016, under which the Parties agreed to terminate the Merger Agreement by mutual written consent as a result of the occurrence of an “Adverse Tax Law Change” (as such term is defined in the Merger Agreement). Pursuant to the Termination Agreement, Pfizer agreed to pay $150 million in respect of Allergan’s costs, fees and expenses in connection with the Merger Agreement, including all schedules and exhibits thereto, and all ancillary agreements contemplated thereby (the “Transaction Documents”) and the transactions contemplated thereby, and Pfizer and Allergan released each other from any and all claims, actions, obligations, liabilities, expenses and fees in connection with, arising out of or related to the Transaction Documents or the transactions contemplated thereby.

The foregoing description of the Termination Agreement does not purport to be complete and is qualified in its entirety by reference to the Termination Agreement, a copy of which is attached hereto as Exhibit 10.1 and the terms of which are incorporated herein by reference.

Item 8.01.	Other Events.

On April 6, 2016, Pfizer issued a press release announcing the termination of the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 10.1	Termination Agreement, dated as of April 6, 2016, by and among Pfizer Inc., Allergan plc and certain other parties named therein.

Exhibit 99.1	Press Release, dated April 6, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PFIZER INC.

Date:	April 6, 2016	By:	/s/ Margaret M. Madden
Margaret M. Madden
Vice President and Corporate Secretary Chief Governance Counsel

EXHIBITS

Exhibit 10.1	Termination Agreement, dated as of April 6, 2016, by and among Pfizer Inc., Allergan plc and certain other parties named therein.

Exhibit 99.1	Press Release, dated April 6, 2016